Exhibit 4.1

TELENET ADDITIONAL FACILITY S ACCESSION AGREEMENT

REVOLVING LOAN S FACILITY

To:	The Bank of Nova Scotia as Facility Agent and KBC Bank NV as Security Agent

From:	The Telenet Additional Facility S Lenders (as defined below)

Date: 29 July 2011

TELENET NV(1) - €2,300,000,000 Credit Agreement
dated 1 August 2007, as amended from time to time (the Credit Agreement)

1.                                       In this Agreement:

Majority Revolving Loan S Facility Lenders means Telenet Additional Facility S Lenders, the aggregate of whose Revolving Loan S Facility Commitments exceed two thirds of the aggregate of the Revolving Loan S Facility Commitments of all Telenet Additional Facility S Lenders.

Maturity Date means the last day of the Term of a Revolving Loan S Facility Loan.

Revolving Loan S Facility means the €158,000,000.00 revolving loan facility made available by the Telenet Additional Facility S Lenders under this Agreement.

Revolving Loan S Facility Commitment means, in relation to a Telenet Additional Facility S Lender, the amount in euros set opposite its name under the heading “Revolving Loan S Facility Commitment” in Schedule 1 to the counterpart of this Agreement executed by that Telenet Additional Facility S Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Revolving Loan S Facility Loan means a Euro denominated Telenet Additional Facility Loan made available to the Borrower by the Telenet Additional Facility S Lenders under the Revolving Loan S Facility.

Rollover S Loan means one or more Revolving Loan S Facility Loans:

(a)                                  to be made on the same day that a maturing Revolving Loan S Facility Loan is due to be repaid;

(b)                                 the aggregate amount of which is equal to or less than the maturing Revolving Loan S Facility Loan; and

(c)                                  to be made to the same Borrower for the purpose of refinancing a maturing Revolving Loan S Facility Loan.

Telenet Additional Facility S Lender means each of the lenders under the Revolving Loan S Facility (as listed in Schedule 1 of the counterpart of this Agreement).

(1)  Formerly known as Telenet Bidco NV

2.                                       Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement.  The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.                                       We refer to Clause 2.7 (Telenet Additional Facility) of the Credit Agreement.

4.                                       This Agreement will take effect 5 Business Days after the date on which the Facility Agent notifies the Borrower and the Telenet Additional Facility S Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Revolving Loan S Facility Lenders (the Effective Date).

5.                                       We, the Telenet Additional Facility S Lenders, agree:

(a)                                  to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.7 (Telenet Additional Facility) of the Credit Agreement; and

(b)                                 to become party to the Intercreditor Agreement as Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity as Lenders in accordance with Clause 20.7 (Senior Creditors) of the Intercreditor Agreement.

6.                                       The Telenet Additional Facility Commitment in relation to a Telenet Additional Facility S Lender (for the purpose of the definition of Telenet Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Revolving Loan S Facility Commitment.

7.                                       Any interest due in relation to the Revolving Loan S Facility will be payable on the last day of each Term in accordance with Clause 8 (Interest) of the Credit Agreement.

8.                                       The Availability Period for the Revolving Loan S Facility shall be from and including the Effective Date up to and including the date falling one month prior to the Final Maturity Date in respect of the Revolving Loan S Facility.

9.                                       Subject to the terms of this Agreement, the Telenet Additional Facility S Lenders make available to the Borrower a revolving credit facility in an amount equal to the aggregate of the Revolving Loan S Facility Commitments.

10.                                 Notwithstanding Clause 4.2 (Conditions precedent) of the Credit Agreement, in relation to the Revolving Loan S Facility, the obligations of each Telenet Additional Facility S Lender to participate in any Revolving Loan S Facility Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Revolving Loan S Facility Loan:

(a)                                  in the case of a Rollover S Loan, no Event of Default is outstanding or would result from the Revolving Loan S Facility Loan; or

(b)                                 in any other case:

(i)                                     the Repeating Representations are, and will be immediately after the Revolving Loan S Facility Loan is drawn, correct in all material respects; and

(ii)                                  no Default is outstanding or would result from the Revolving Loan S Facility Loan; and

(iii)                               no change of control has occurred where the event has not been waived by the Majority Lenders.

11.                                 Each Borrower must repay each Revolving Loan S Facility Loan on its Maturity Date. Subject to the other terms of this Agreement and the Credit Agreement, any amounts repaid under this paragraph may be re-borrowed.

12.                                 Any voluntary repayment of a Revolving Loan S Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement may be re-borrowed on the terms of the Credit Agreement. Any other prepayment of a Revolving Loan S Facility may not be re-borrowed.

13.                                 Each Revolving Loan S Facility Loan has one Term only. A Borrower must select the Term for a Revolving Loan S Facility Loan in the relevant Request. Subject to Clause 9.5 (No overriding the Final Maturity Date) and Clause 9.6 (Other adjustments) of the Credit Agreement, each Term for a Revolving Loan S Facility Loan will be one, two, three or six months or any other period agreed by the Company and the Facility Agent.

14.                                 Unless the Facility Agent agrees, a Borrower shall not deliver a Request in relation the Revolving Loan S Facility if as a result of the Request more than 15 Loans would be outstanding.

15.                                 The Revolving Loan S Facility Loan will be used for the general corporate purposes of the Group (including financing a Permitted Acquisition or Permitted Joint Venture).

16.                                 The Final Maturity Date in respect of this Revolving Loan S Facility will be 31 December 2016.

17.                                 Any outstanding Revolving Loan S Facility Loans will be repaid in full on the Final Maturity Date.

18.                                 The Margin in relation to the Revolving Loan S Facility is 2.75 per cent. per annum.

19.                                 The Borrower in relation to the Revolving Loan S Facility is Telenet International Finance S.à.r.l., a private limited liability company (société à responsabilité limitée) with registered office at 595 rue de Neudorf, L-2220 Luxembourg, registered  with the Luxembourg Register of Commerce and Companies under number B.155.066.

20.                                 The Borrower shall pay to the Facility Agent for distribution to each Telenet Additional Facility S Lender a commitment fee in respect of the Revolving Loan S Facility computed at the rate of 40 per cent. of the Margin in relation to the Revolving Loan S Facility per annum on that Telenet Additional Facility S Lender’s undrawn Revolving Loan S Facility Commitment.  Such commitment fee shall accrue on a daily basis on and from the Effective Date and shall be payable quarterly in arrear from the Effective Date. Accrued commitment fee is also payable to the Facility Agent for a Telenet Additional Facility S Lender on the date its Revolving Loan S Facility Commitment is cancelled in full.

21.                                 The Borrower confirms, on behalf of itself and each other Obligor, that the representations and warranties set out in Clause 16 (Representations and Warranties) of the Credit Agreement

(except for Clauses 16.7 (Authorisations), 16.9 (No material adverse change), 16.10 (Litigation and insolvency proceedings), 16.11 (Business Plan), 16.12 (No misleading information), 16.13 (Tax Liabilities), 16.14 (Security Interests), 16.17 (Ownership of assets), and 16.19 (ERISA)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

22.                                 Each of the Guarantors confirm that its obligations under Clause 15 (Guarantee and Indemnity) of the Credit Agreement and each of the Existing Security Providers confirms that the Security Interests created pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of the Revolving Loan S Facility and that such obligations shall be owed to each Finance Party including the Telenet Additional Facility S Lenders.

23.                                 Each Telenet Additional Facility S Lender confirms to each Finance Party that:

(a)                                  it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)                                 it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

24.                                 The Facility Office and address for notices of each Telenet Additional Facility S Lender for the purposes of Clause 33.2 (Contact details) of the Credit Agreement will be that notified by each Telenet Additional Facility S Lender to the Facility Agent.

25.                                 For the purposes of the Revolving Loan S Facility and any Revolving Loan S Facility Loan, and notwithstanding any provision of a Finance Document to the contrary:

(a)                                  The following defined terms shall have the following meanings in the Finance Documents:

Luxembourg means the Grand Duchy of Luxembourg;

Luxembourg Guarantor means a Guarantor incorporated in Luxembourg; and

Luxembourg Obligor means an Obligor incorporated in Luxembourg.

(b)                                 Where they relate to a Luxembourg company, references in the Finance Documents to:

(i)                                    a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii)                                 a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(iii)                              a security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(iv)                             a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

(c)                                  Any guarantee given by any Luxembourg Guarantor does not constitute a suretyship (cautionnement) in the sense of articles 2011 and subsequent of the Luxembourg civil code.

(d)                                 The maximum liability of any Luxembourg Guarantor under the Finance Documents shall be limited so that the maximum amount payable by the relevant Luxembourg Guarantor for the obligations of any Obligor, which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, hereunder shall at no time exceed the Maximum Amount.

Maximum Amount of any Luxembourg Guarantor means the sum of an amount equal to the aggregate (without duplication) of:

(A)                              all moneys received by that Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct of indirect Subsidiaries of that Luxembourg Guarantor hereafter) as borrower under or pursuant to the Finance Documents; and

(B)                                the aggregate amount of the outstanding intercompany loans made to the Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) by other members of the Telenet Group which have been funded with moneys received by the Borrower under the Finance Documents (the Loan Amount); and

(C)                                an amount equal to 95% of the greater of:

(I)                                    the market value of the assets of the Luxembourg Guarantor at the time the guarantee is called less the Liabilities, other than the Loan Amount, at the time the guarantee is called; and

(II)                                the market value of the assets of the Luxembourg Guarantor at the date of this Agreement less the Liabilities, other than the Loan Amount, at the time the guarantee is called.

Liabilities means all existing liabilities (other than any liabilities owed to the direct or indirect shareholders of the Luxembourg Guarantor) incurred, from time to time, by the Luxembourg Guarantor and as reflected, from time to time, in the books of the Luxembourg Guarantor.

If the Parties fail to reach an agreement as to the market value of the assets as referred to under paragraph (C) above, such market value shall be determined, at the sole costs of the Luxembourg Guarantor, by (1) an independent investment bank appointed for this purpose by the Finance  Parties or (2) a Luxembourg réviseur d’entreprises appointed upon the request of any of the Finance Parties.

(e)                                  Telenet International Finance S. à r. l. hereby expressly accepts and confirms, for the purposes of articles 1281 and 1278 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement or the Finance Documents, the guarantee given by it guarantees all obligations of each Luxembourg Obligor (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and any security created under this Agreement or the Finance Documents shall be preserved for the benefit of any New Lender and each Luxembourg Obligor hereby accepts and confirms the aforementioned.

(f)                                    Qualifying Lender means a Lender which is not an individual or a residual entity within the meaning of the Luxembourg laws implementing the European Council Directive 2003/48/EC of 3 June 2003 (the “EU SD”) on taxation of savings income in the form of interest payments, including notably the Luxembourg laws of 21 June 2005 implementing under Luxembourg law the EU SD and the Luxembourg law of 23 December 2005 creating a final withholding tax on certain income deriving from savings, and any entity which may fall within the scope of the EU SD as it may be amended from time to time.

26.                                 Without prejudice to clause 11.7 (Value added taxes) of the Credit Agreement, each Party agrees that in accordance with clause 11.7 (Value added taxes) of the Credit Agreement, any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying the amount due under a Finance Document by an Obligor) an amount equal to the amount of that Tax (the Finance Party must provide an appropriate VAT invoice to the Obligor in the time frame foreseen by the Luxembourg VAT law) or, where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by the Council Directive 2006/112/EC on the common system of value added tax, as amended, and any relevant VAT provision of the jurisdiction in which the Obligor receives such supply.

27.                                 This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

28.                                 This Agreement may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

29.                                 This Agreement is a Deed of Accession for the purposes of Clause 20.7 of the Intercreditor Agreement.

THIS AGREEMENT is executed and delivered as a Deed on the date stated at the beginning of this Agreement.

SCHEDULE 1

TELENET ADDITIONAL FACILITY S LENDERS AND TERM LOAN S FACILITY
COMMITMENTS

Telenet Additional Facility S Lender	Revolving Loan S Facility Commitment (€)
Royal Bank of Scotland NV	12,675,438.60
KBC Bank N.V.	10,000,000.00
Rabobank International Antwerp	10,000,000.00
ING Bank N.V.	15,000,000.00
GE Corporate Finance Bank SAS	5,000,000.00
Fortis Bank SA	6,000,000.00
Societe Generale	15,000,000.00
BNP Paribas.	26,473,684.21
JPMorgan Chase Bank, N.A.	25,350,877.19
Dexia Bank Belgium NV	10,000,000.00
Scotiabank Europe plc	3,000,000.00
Bank of Scotland plc	15,000,000.00
The Bank of Tokyo-Mitsubishi UFJ	3,000,000.00
Deutsche Bank AG, London Branch	1,500,000.00
Total	158,000,000.00

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.                                      Obligors

(a)                                  A copy of the articles of association of each Obligor and each Existing Security Provider.

(b)                                 A copy of a resolution of the board of directors of each Obligor and each Existing Security Provider approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Documents to which it is, or will become, a party.

(c)                                  A specimen of the signature of each person authorised on behalf of an Obligor and each Existing Security Provider to execute or witness the execution of this Agreement and any other Finance Document or to sign or send any document or notice in connection with this Agreement and any other Finance Document.

(d)                                 An up-to-date extract from the Luxembourg Trade and Companies Register in respect of the Borrower.

(e)                                  A up-to-date negative certificate (certificat de non-inscription d’une decision judicaire) issued by the Luxembourg Trade and Companies register in respect of the Borrower.

(f)                                    A copy of the minutes of the shareholders’ meeting of each Belgian Obligor and each Belgian Existing Security Provider (except for Telenet Group Holding NV):

(i)                                     approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by this Agreement; and

(ii)                                  authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor or Existing Security Provider following the decision taken in accordance with the above.

(g)                                 A certificate of an authorised signatory of the Borrower:

(i)                                     confirming that utilising the Total Commitments (including the Revolving Loan S Facility Commitments) in full would not breach any limit binding on any Obligor; and

(ii)                                  certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)                                 A copy of the latest audited accounts of the Borrower.

(i)                                     Evidence that the agent of the Borrower under the Finance Documents for service of process in England has accepted its appointment.

(j)                                     Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

2.                                      Legal opinions

(a)                                  A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)                                 A legal opinion of Allen & Overy LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)                                  A legal opinion of Allen & Overy Luxembourg, Luxembourg legal advisers to the Facility Agent, addressed to the Finance Parties.

3.                                      Other

(a)                                 Evidence that an irrevocable notice of cancellation and prepayment in relation to the full amount of the Revolving Facility has been delivered to the Facility Agent in accordance with Clause 7 (Prepayment and Cancellation) of the Credit Agreement.

SIGNATORIES

AGENTS

THE BANK OF NOVA SCOTIA as Facility Agent

By:	Authorized Signatory

KBC BANK NV as Security Agent

By:	Authorized Signatory

BORROWER

EXECUTED AS A DEED by		)
TELENET INTERNATIONAL		)
FINANCE S.À.R.L.		)
acting by		)

Authorized Signatory

Manager

GUARANTORS

EXECUTED AS A DEED by		)
TELENET NV		)
acting by		)

Authorized Signatory

Director

Director/Secretary

EXECUTED AS A DEED by		)
TELENET INTERNATIONAL		)
FINANCE S. À R. L.		)
acting by		)

Authorized Signatory

Manager

EXISTING SECURITY PROVIDERS

TELENET NV

By:	Authorized Signatory

Title:

TELENET GROUP HOLDING NV

By:	Authorized Signatory

Title:

TELENET VLAANDEREN NV

By:	Authorized Signatory	By: Authorized Signatory

Title:		Title:

TELENET ADDITIONAL FACILITY S LENDERS

ROYAL BANK OF SCOTLAND NV

By: THE ROYAL BANK OF SCOTLAND NV, (BELGIUM BRANCH)

KBC BANK N.V.

By: KBC BANK NV, EIERMARKT 20, B-2000 ANTWERPEN

RABOBANK INTERNATIONAL ANTWERP

By: RABOBANK INTERNATIONAL ANTWERP BRANCH

ING BANK N.V.

By: Authorized Signatory

GE CORPORATE FINANCE BANK SAS

By:	Authorized Signatory	By: Authorized Signatory

FORTIS BANK SA

By: FORTIS BANK SA/NV, MONTAGNE DU PARC 3, 1000 BRUSSELS, BELGIUM

SOCIETE GENERALE

By: BENOIT TANGUY, Co-Head of TMT Finance

BNP PARIBAS.

By: Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By: Authorized Signatory

DEXIA BANK BELGIUM NV

By: DEXIA BANK BELGIUM NV/SA

SCOTIABANK EUROPE PLC

By: Authorized Signatory

BANK OF SCOTLAND PLC

By: Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ

By: MR TAKAISHI, on behalf of THE BANK OF TOKYO MITSUBISHI UFJ, LTD

DEUTSCHE BANK AG, LONDON BRANCH

By: Authorized Signatory